Exhibit 99.1

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends. Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	11/30/03	12/31/03	01/31/04	02/29/04	03/31/04	04/30/04
Cooper Industries	6-8%	6%	4-6%	7-9%	11%	15-17%
Electrical Products	3-5%	4%	3-5%	6-8%	11%	15-17%
Tools & Hardware	21-23%	13%	8-10%	13-15%	13%	13-15%

Observations on recent sales trends for the three months ended April 30, 2004.

Cooper Industries

Sales for the three months ended April 30, 2004 increased 15-17% compared with last year. Translation positively impacted revenues. In addition, recently announced price increases may have had a favorable impact on current period sales.

Electrical Products

Sales for the three months ended April 30, 2004 increased 15-17% compared with last year.

•	Continued strength in residential construction activity and strong consumer spending have contributed to an increase in sales of lighting fixtures and wiring devices.

•	Industrial markets continue to strengthen, leading to increased sales of hazardous duty electrical construction materials, circuit protection and support system products.

•	Improvement in electronics markets led to increased sales of circuit protection components.

•	Increased maintenance spending by utilities resulted in revenue gains for power transmission and distribution products.

•	European lighting and security sales increased as a result of new product introductions and expanded penetration of European industrial markets.

Tools and Hardware

Sales for the three months ended April 30, 2004 improved 13-15% compared with last year.

•	Overall power tool sales were up, reflecting improved demand for industrial power tools, partially offset by lower shipments of automated assembly equipment.

•	Sales of hand tools improved, reflecting new product introductions, better retail channel sales and recovering electronic markets.

     Note: Includes impacts of acquisitions and divestitures, when applicable.